Exhibit 99.2

SCBT Financial Corporation Raises $28.3 Million in a Private Placement of Common Stock

COLUMBIA, S.C.—October 28, 2008—SCBT Financial Corporation (NASDAQ: SCBT) announced today the sale of 1.010 million shares of common stock at $28.00 per share in a private placement to individual and institutional investors.  The offering was over-subscribed by investors, and after deducting offering-related expenses, net proceeds to the Company are estimated to be $26.8 million. SCBT expects to use the proceeds for general corporate purposes, including supporting the growth of the Company.

The issuance represents approximately 9.0% of the pro forma common shares outstanding as of September 30, 2008.  The Company estimates that its adjusted tangible equity / tangible assets ratio as of September 30, 2008 will increase to approximately 6.6% and its adjusted consolidated total risk-based capital ratio will increase to approximately 12.5%, in each case as of September 30, 2008 on a pro forma basis that gives effect to the sale of common stock.  Please refer to the accompanying table which provides a pro forma presentation of the Company’s capitalization as of September 30, 2008 on an as-adjusted basis to give effect to the sale of common stock.

“We are pleased with the response to our capital raise and appreciate the confidence our customers, employees, and shareholders have shown in our company,” said Robert R. Hill, Jr., CEO.  “For over 74 years, we have viewed safety and soundness as our hallmark strength.  The environment we are in today will create challenges and opportunities.  Accordingly, we are well-positioned with a strong balance sheet, capital ratios, and credit quality, so we can expand banking relationships and support communities across the Carolinas.”

The investment banking firms of Sandler O’Neill + Partners, L.P. and SunTrust Robinson Humphrey, Inc. acted as placement agents in connection with the transaction.  The law firm of Nelson Mullins Riley & Scarborough, LLP acted as the Company’s legal advisor and the law firm of Troutman Sanders LLP acted as the Placement Agents’ counsel.

The issuance was made pursuant to exemptions from registration under U.S. securities laws, and the common shares issued generally will not be transferable for a period of time.  The Company intends to promptly file a registration statement with the U.S. Securities and Exchange Commission to permit resale of the common shares issued.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

SCBT Financial Corporation is a multi-bank holding company whose subsidiaries are SCBT, N.A., South Carolina Bank and Trust of the Piedmont, N.A and The Scottish Bank, N.A.  Through these subsidiaries, SCBT Financial Corporation operates 50 financial centers in 16 South Carolina counties and Mecklenburg County of North Carolina.  The Company has been serving banking needs within the Carolinas for 74 years.  The Company offers a full range of retail and commercial banking services, mortgage lending services, trust and investment services, and consumer finance loans.  SCBT Financial Corporation’s common stock is traded on the NASDAQ Global Select MarketSM under the symbol “SCBT.”

For additional information, please visit our website at www.SCBTonline.com.

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended.  SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results.  Such risks and uncertainties, include, among others, the following possibilities:  (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; and (10) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of The Scottish Bank, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters.

SCBT Financial Corporation

Capitalization Proforma

(Dollars in thousands)

	September 30, 2008
	Actual	Proforma
Long-term debt:
Trust preferred securities	$44,235	$44,235
Subordinated indebtedness	15,000	15,000
Total long-term debt	59,235	59,235
Stockholders’ equity:
Common stock(1), $2.50 par value; aurthorized 40,00,000 shares;
10,225,776 shares issued and outstanding; proforma 11,235,776 shares issued and outstanding	25,564	28,089
Surplus	141,911	166,182
Retained earnings	57,534	57,534
Accumulated other comprehensive loss	(5,422)	(5,422)

Total stockholders’ equity	219,587	246,383
Total capitalization	$278,822	$305,618

Capital ratios:
Leverage ratio (2)	7.46%	8.46%
Tier 1 risk-based capital ratio (2)	9.34%	10.57%
Total risk-based capital ratio (2)	11.28%	12.52%
Tangible equity to assets (period end)	5.67%	6.67%

(1)                                  As of September, 2008, there were 10,225,776 shares of common stock outstanding, and we had 357,375 shares of common stock underlying outstanding options with a weighted average exercise price of $26.84 per share.  In addition, as of September 30, 2008, we had the ability to issue 364,598 shares of common stock pursuant to options and restricted stock that may be granted in the future under our existing equity compensation plans.

(2)                                  These ratios are estimated based on our current calculations of our risk-weighted assets, which calculations may be modified in connection with our Consolidated Financial Statements for Bank Holding Companies (form FRY9-C) that we will file with the Federal Reserve for the period ending September 30, 2008.  We do not expect any such modifications to be material.